Exhibit 99.1

NEWS
INVESTOR CONTACT: (818) 225-3550 David Bigelow or Lisa Riordan MEDIA CONTACT: (800) 796-8448
COUNTRYWIDE ANNOUNCES PLAN TO ADDRESS CHANGING MARKET CONDITIONS
INCLUDING WORKFORCE REDUCTIONS
CALABASAS, CA (September 7, 2007) — Countrywide Financial Corporation (NYSE: CFC) today announced a plan of action to address changing market conditions that positions the Company for continued growth and success. Central elements of this plan include:
•	Reductions in workforce which will occur in areas most impacted by lower mortgage market origination volumes. The Company presently estimates a total workforce reduction of 10,000 to 12,000 over the next three months representing up to 20 percent of its current workforce. Actual reductions could be lower should the interest rate environment and related market volume outlook improve. Based on current interest rate levels, Countrywide presently expects that total market origination volumes will decline approximately 25 percent in 2008 compared to 2007 levels.
•	Migration of the Company’s residential lending business into its federally chartered thrift entity, Countrywide Bank, FSB, will continue. This is expected to enhance and strengthen Countrywide’s business model by delivering greater and more stable liquidity, reduced borrowing costs and greater operational efficiencies. By September 30, 2007, the Company expects that almost all residential loan production will be originated within the Bank.
•	Product guideline revisions have been made to ensure that all loans which the Company produces can be sold into the secondary market or are high quality prime loans to be held in Countrywide Bank’s investment portfolio. This includes the Company’s recent decision to no longer originate any subprime loans other than those eligible for sale or securitization under programs supported by Fannie Mae, Freddie Mac or the FHA. In spite of these changes, it is important to emphasize that Countrywide continues to offer among the broadest and most competitive product menus in the industry.
•	Growth plans will continue in areas of opportunity. Countrywide’s retail and wholesale lending divisions plan to continue aggressively pursuing the increased opportunities presenting themselves in the current environment for profitable market share growth. Countrywide Bank, in addition to housing the Company’s mortgage banking activities, will also focus on growing its residential and commercial loan investment portfolio and expanding its financial centers and deposit franchise. Countrywide’s insurance segment will continue to grow both its institutional and personal lines insurance businesses.
“We are taking decisive action to ensure that Countrywide continues to be well-positioned for further success,” said Angelo Mozilo, Chairman and Chief Executive Officer. “As we carry out our plan, the Company’s overarching focus is exactly where it has always been: to remain an industry leader in the U.S. residential lending business, to deliver value and world-class service to our customers and business partners, to enhance shareholder value, and to provide career opportunities for our people.
“Each employee at Countrywide is considered an important member of the Countrywide family,” said David Sambol, President and Chief Operating Officer. “While workforce reductions are therefore always very difficult, these decisions are being made with the utmost attention and sensitivity to the impact they will have on our Company and our people.”
About Countrywide
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: increased cost of debt; reduced access to corporate debt markets; unforeseen cash or capital requirements; a reduction in secondary mortgage market investor demand; increased credit losses due to downward trends in the economy and in the real estate market; increases in the delinquency rates of borrowers; competitive and general economic conditions in each of our business segments such as slower or negative home price appreciation; changes in general business, economic, market and political conditions in the United States and abroad from those expected; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in debt ratings; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in which Countrywide operates; the judgments and assumptions made by management regarding accounting estimates and related matters; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward- looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein.
# # #

2